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                                                                    EXHIBIT 99.1



                                   PRELIMINARY
                              DUE DILIGENCE REPORT




                                2,200 ACRE PARCEL
                                1,012 ACRE PARCEL
                                 COUNTY ROAD 468

                                  SUMTER COUNTY












JULY 10, 1999



The information contained herein was gathered from sources deemed reliable and is based on interviews and preliminary information obtained at the time of issuance of the report. This report is not meant to be exhaustive due diligence.



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                                TABLE OF CONTENTS


1.       EXECUTIVE SUMMARY
         Summary
         List of Agencies

2.       LAND USE, ZONING, DRI,
         ENGINEERING AND ENVIRONMENTAL CONSIDERATIONS
         Site Description
         Platting and Survey
         Land Use and Zoning
         Transportation and Traffic
         Drainage and Stormwater Management
         Geotechnical
         Wetlands
         Environmental Audit
         Utilities - Water, Sewer, Power and Phone
         Development Program and Costs



The information contained herein was gathered from sources deemed reliable and is based on interviews and preliminary information obtained at the time of issuance of the report. This report is not meant to be exhaustive due diligence.


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EXECUTIVE SUMMARY
                        2,200 ACRE AND 1,012 ACRE PARCELS

PROJECT DESCRIPTION AND LOCATION

Portions of Sections 20, 21, 27, 28, 29, 33 and 34, Township 19 South, Range 23 East, lying in the unincorporated area of Sumter County

The proposed project consist of two parcels of land, both of them fronting on County Road 468, between the Town of Coleman and the Florida Turnpike. The western parcel of 1,012 acres is located on the south side of CR 468 and has a natural spring on its western end ("Springs Parcel"). The easterly parcel of 2,200 acres is located at all four corners of the future interchange, both north and south of CR 468 and east and west of the Turnpike ("Interchange Parcel"). The current land use designation for the project is Agricultural and a zoning category of A-5. County Road 468 runs from State Road 301 on the west side of the property easterly across the turnpike and on into Lake County. County Road 501, on the west side of the turnpike, runs north and south from County Road 468 down to County Road 470. The Turnpike Authority and Sumter County are currently planning the installation of a turnpike interchange at CR 468 and the turnpike, with CR 468 being planned for four-laning from the turnpike to State Road 301 south. Plans are also underway to install a turnpike interchange at CR 470 and the turnpike. The property extends from the UEA (Urban Expansion Area) at Coleman on the west end to the UEA just east of the turnpike adjacent to the Continental community.

2,200 ACRE PROPERTY DESCRIPTION - INTERCHANGE PARCEL

The majority of the property is rolling open pasture with scattered oaks and distinct wetland areas. The larger wetland areas will probably have to be preserved in natural state. The property occupies all four corners of the future interchange with the Florida Turnpike and County Road 468. The northeast corner of 578 acres has a pasture area with scattered oaks adjacent to the road frontage. Behind the pasture area is a heavily vegetated wetland which is adjacent to Lake Okahumpka. The southeast corner has two parcels, the northern one of 6 acres will be used as part of the interchange construction. The other parcel of 50 acres is open pasture land. The northwest corner of 850 acres is divided into three portions by a electrical transmission line on the north third and by a wetland on the south third. The remainder of the parcel is open pasture with scattered oaks. The southwest corner of 730 acres is bisected north and south by CR 501, which runs from CR 468 to CR 470. The property runs approximately one mile south from CR 468. The property is mostly flat and open pasture without any preservation areas.


The information contained herein was gathered from sources deemed reliable and is based on interviews and preliminary information obtained at the time of issuance of the report. This report is not meant to be exhaustive due diligence.



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1,012 ACRE PROPERTY DESCRIPTION - SPRINGS PARCEL

The parcel is located south of County Road 468 between the Florida Turnpike and I-75. The westerly end of this parcel has a natural spring. There is a wetland area surrounding the creek running southwesterly from the spring. This area will probably have to be preserved in natural state. The spring, itself, is a safety concern, as it is quite deep and has wildlife present, including alligators. The remainder of the property is rolling open pasture with scattered oaks.

LAND USE AND ZONING

The Comprehensive Plan and Future Land Use Map for Sumter County identifies this property as Agricultural and the zoning is A-5. The plan separates the unincorporated areas of the county into different land uses including residential, industrial, commercial, planned unit developments, public, institutional and conservation. Within the county's comprehensive plan is a concept called the Urban Expansion Area (UEA). The UEA is the perimeter boundary of the land within which development is allowed to occur. This property is not within the UEA, but it may be amended to include this property.

PROPOSED DEVELOPMENT PROGRAM

The proposed development program will include both residential and non-residential components. The developer intends to provide finished lots or parcels to the residential and commercial builders. A Community Development District (CDD) could be utilized as a means of financing the infrastructure improvements for the property.

The residential component could consist of 2.5 to 5 acre estate lots, a neighborhood residential community and a golf course community (both with lots and products of various sizes and prices) and a rental multi-family community. The final choice of housing product, price and lot size will be based on the results of a housing market study. The project should have an overall residential density of at least 4 units per gross acre. The total Square footage by land use will be determined once a master development plan is prepared. The projected build out for this community is estimated at between 8 and 12 years. At least one elementary school would be included within the residential component.





The information contained herein was gathered from sources deemed reliable and is based on interviews and preliminary information obtained at the time of issuance of the report. This report is not meant to be exhaustive due diligence.



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The non-residential component will consist of a Community Commercial node and a
Regional Commercial node. Commercial floor area ratios (FAR) will be less than
0.50. The Community Commercial (CL-Light Commercial Zoning) node will be located at the intersection of SR 301 and CR 468 at the west end of the Springs Parcel. The uses could possibly include community commercial services such as grocery, drugstore, personal services, public services, banking, office and restaurants. The Regional Commercial (CR Zoning) node would be located at the new turnpike interchange with CR 468. Uses could include retail and wholesale sales and services consistent with regional needs; such as hotels, restaurant, commercial, retail centers and an office park. Health and family services such as a medical clinic, adult congregate living facility, stress center/well care center, assisted living facility, adult day care center and child day care center may also be considered at either location, subject to zoning requirements.


DESCRIPTION OF THE APPROVAL PROCESS

In Sumter County, the residential threshold for a DRI is any project over 500 units. The proposed residential and commercial development would definitely trigger the requirements for a DRI. The approval process for development of this property will include the following items: Development of Regional Impact approval, inclusion within the Urban Expansion Area and approval of a comprehensive land use plan amendment and a re-zoning to change the use from Agricultural to Planned Unit Development and Commercial.







The information contained herein was gathered from sources deemed reliable and is based on interviews and preliminary information obtained at the time of issuance of the report. This report is not meant to be exhaustive due diligence.


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                             JURISDICTIONAL AGENCIES

SUMTER COUNTY
209 N. Florida Street
Bushnell, FL 33513

Virginia Watson, Development Coordinator 352-793-0270 FAX (352) 793-0274 Kathy Young, Zoning Clerk
Zoning and Building 3rd Floor
(staff not available on Monday PM due to staff meeting.

Robby Roe, County Planner (352) 568-6625
Planning    2nd Floor


CITY OF WILDWOOD  (UTILITIES FOR 1012 AND 2200 ACRES)
City Hall on US 301
Wastewater Dept.           1290 Industrial Drive
         Jeff Lanphere        (352) 330-1349
Water Dept.                801 Huey Street
         Bret Sigler          (352) 330-1346


WITHLACOOCHEE REGIONAL PLANNING COUNCIL
Bruce Day, Reviewer for Sumter County Projects
1241 S.W. 10th Street
Ocala, FL 32674-2798
352-732-3307

SOUTH WEST FLORIDA WATER MANAGEMENT DISTRICT
Leonard Bartos, Environmental Regulation Manager Ext. 4352 352-796-7211 2379 Broad Street (US 41 south of Brooksville)
Brooksville, FL 34609-6899
352-796-7211 or  800-423-1476







The information contained herein was gathered from sources deemed reliable and is based on interviews and preliminary information obtained at the time of issuance of the report. This report is not meant to be exhaustive due diligence.


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                              DUE DILIGENCE REPORT
                                2,200 ACRE PARCEL


GENERAL DESCRIPTION

SITE DESCRIPTION OF 2,200 ACRE PARCEL ON COUNTY ROAD 468

Owner: Bigham Hide Company                  Area:    2,200 acres
Owner: Bigham Cattle Company                Area:    1,012 acres
Description:

Portions of Sections 20, 21, 27, 28, 29, 33 and 34, Township 19 South, Range 23 East, lying in the unincorporated area of Sumter County

PROJECT DESCRIPTION AND LOCATION

The proposed project consist of two parcels of land, both of them fronting on County Road 468, between the Town of Coleman and the Florida Turnpike. The western parcel of 1,012 acres is located on the south side of CR 468 and has a natural spring on its western end ("Springs Parcel"). The easterly parcel of 2,200 acres is located at all four corners of the future interchange, both north and south of CR 468 and east and west of the Turnpike ("Interchange Parcel"). The current land use designation for the project is Agricultural and a zoning category of A-5. County Road 468 runs from State Road 301 on the west side of the property easterly across the turnpike and on into Lake County. County Road 501, on the west side of the turnpike, runs north and south from County Road 468 down to County Road 470. The Turnpike Authority and Sumter County are currently planning the installation of a turnpike interchange at CR 468 and the turnpike, with CR 468 being planned for four-laning from the turnpike to State Road 301 south. Plans are also underway to install a turnpike interchange at CR 470 and the turnpike. The property extends from the UEA (Urban Expansion Area) at Coleman on the west end to the UEA just east of the turnpike adjacent to the Continental community.

2,200 ACRE PROPERTY DESCRIPTION

The majority of the property is open rolling pasture with scattered oaks and distinct wetland areas. These areas will probably have to be preserved in natural state. The property occupies all four corners of the future interchange with the Florida Turnpike and County Road 468. The northeast corner of 578 acres has a pasture area with scattered oaks adjacent to the road frontage. Behind the pasture area is a heavily vegetated wetland which is adjacent to Lake Okahumpka. The southeast corner has two parcels, the northern one of 6 acres will be used as part of the interchange construction. The other parcel of 50 acres is open pasture land. The northwest corner



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of 850 acres is divided into three portions by a electrical transmission line on the north third and by a wetland on the south third. The remainder of the parcel is open pasture with scattered oaks. The southwest corner of 730 acres is bisected north and south by CR 501, which runs from CR 468 to CR 470. The property runs approximately one mile south from CR 468. The property is mostly flat and open pasture without any preservation areas.

SURVEY AND TOPOGRAPHIC CONSIDERATIONS

Boundary Survey:

The Owner has indicated that there is an existing survey. It will probably need up dating and improved to ALTA Survey standards. The Owner has not yet provided it.

Topographic survey:

Topo survey has not been done, but a review of the USGS Quadrangle Map and an estimated average elevation, provides the following information:

Northeast Corner:   high elevation of 75 feet, a low elevation of 55 feet in
         the wetland area, a low elevation of about 60 in the pasture area and an estimated average elevation of 68 feet.
Southeast Corner:   high elevation of 90 feet, a low elevation of about 80 in
         the pasture area and a estimated average elevation of 83 feet.
Northwest Corner:   high elevation of 75 feet, a low elevation of 55 in the
         wetland area, a low elevation of about 60 in the pasture area and an estimated average elevation of 67 feet.
Southwest Corner:   high elevation of 85 feet, a low elevation of about 70 in
         the pasture area and an estimated average elevation of 78 feet.

Tree Survey:

Survey has not been done, but aerials can be reviewed for tree and wetland coverage. Aerial photos at a scale of 1" = 200' are available from the office of the county property appraiser

PLATTING AND PERMITTING CONSIDERATIONS

The property is not platted. The property should be platted as part of its development approval process. Engineering plans for roads, drainage, sewer and water will need to prepared and approved by the respective agencies.



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The current two - lane roadway system would not have sufficient capacity to handle the proposed development at build out. A phased development plan can be incorporated into the roadway improvements, thus allowing the start of the development with the existing two-lane road system. The four-laning of CR 468 and the construction of the new turnpike interchange would be necessary to handle the traffic generated by the new development. Both the DOT and the county 5-year road plan need to be reviewed for improvements in the area and the proposed time of construction. The needs for public transportation will need to be considered in the master planning for the development.

Sumter County does not have impact fees, but during the approval process, there may be roadway, turn lanes or signalization improvements that will be deemed as necessary improvements for project development. The DRI development order will probably define the developer's obligation, if any, with respect to these improvements. Signalization will probably be required at the CR 468 and CR 501 intersection, just west of the new turnpike interchange and at the CR 468 and US 301 intersection.

LAND USE, ZONING, DRI, ENGINEERING AND ENVIRONMENTAL CONSIDERATIONS

COMPREHENSIVE PLAN, URBAN EXPANSION AREA, ZONING AND DRI

The Comprehensive Plan and Future Land Use Map for Sumter County separates the unincorporated areas of the county into several different land uses. The predominate land use is Agriculture. Other land uses include residential (ranging in density from 1 unit per acre to 4 units per acre), industrial, commercial, planned unit developments, public, institutional and conservation. Within the county's comprehensive plan is a concept called the Urban Expansion Area (UEA). The UEA is the perimeter boundary of the land within which development is allowed to occur. The UEA may be amended to include property previously outside of the area as part of the approval process.

The predominate zoning on lands within the agricultural classification is A-5. The A-5 classification allows for 1 unit per 5 acres.

The land use for this property is Agricultural and the zoning is A-5.



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EXISTING DEVELOPMENT WITHIN SUMTER COUNTY

The majority of development in the county has occurred within the city limits of the few cities in the county, such as Bushnell, Sumterville, Coleman, Wildwood, Webster and Center Hill. In the unincorporated northeastern corner of the county, a retirement community called The Villages is in it's third or forth year of development. This project obtained approval as a Development of Regional Impact with a Land Use Amendment (LUA) to change it from Agriculture to a Planned Unit Development. The project has a residential density of 4-5 units per gross acre. The land use amendment was appealed by a citizen's group, but the group was not successful in their appeal. The project was then approved.

In 1998, a residential project by Pringle Development, located just south of Sumterville, filed for development approval and a land use amendment. Upon approval by Sumter County, the land use amendment was appealed by the same citizen's group. The appeal was turned over to a state appointed hearing officer for review, who supported the citizen group's opinion. It was then forwarded to the district court for opinion. The district court remanded it back to the hearing officer who then refused to re-open the appeal. The approval of the land use amendment was then voided and the project was stopped. There were legal flaws in the approval process, which the citizen's group used to defeat it. The county has re-filed on behalf of the developer to try to get the approval re-instated.

This property would require a comprehensive plan amendment to change it from Agriculture to Planned Unit Development and Commercial. In Sumter County, the residential threshold for a DRI is any project over 500 units. The proposed residential and commercial development would definitely trigger the requirements for a DRI.

ENGINEERING AND GEOTECHNICAL CONSIDERATIONS

Stormwater Management

According to the requirements of the Southwest Florida Water Management District (SWFWMD), projects providing wet detention (lake storage) must treat one-inch of runoff from the project prior to discharge to receiving waters. A natural spring and creek are present on the site. Additional man made water bodies will be required to meet the water storage detention requirements.

All floor elevations shall be above the 100 year Flood Elevation as shown on FEMA flood maps or as calculated for the respective basin. Sumter County is in the SWFWMD Basin 15 for the Withlachoochee River. Jurisdiction Agencies include Sumter County and the SWFWMD



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Geotechnical

The site is similar in elevation to the adjacent properties. Due to the rolling nature of the area, there are some depressional area which may need to be filled to minimum road grade. It is anticipated that the majority of the site is above the flood zone and will not require filling. A geotechnical survey and review of the soils maps will be required before design of any structures. Organics or clays may have to be removed before construction.

WETLAND AND VEGETATION CONSIDERATIONS

Physical characteristics of site and Jurisdictional vegetation

Mostly rolling pasture land with isolated wetlands and depressional areas. The predominate vegetation is pasture grass and oak trees, with scattered palmetto.

The northeast corner has a heavily vegetated wetland which is adjacent to Lake Okahumpka. The southeast corner does not have any wetlands of significant size. The northwest corner has the Hogeye Sink, which is a continuation of the wetland around Lake Okahumpka. The southwest corner does not have any wetlands of significant size. Most of the larger wetland areas will require preservation. Conservation or preservation is preferred by the agencies, limited mitigation of impacts to wetlands is allowed. Permitting will be through Sumter County, SWFWMD, U.S. Army Corps of Engineers


ENVIRONMENTAL CONTAMINATION CONSIDERATIONS

An Environmental Audit has not been performed at this property. A Phase I Environmental Audit should be performed during the final due diligence phase. If recommended a Phase II audit should also be performed.

The Owner has advised that there is a probability of two cattle dipping sites on the property, dating back to the 1930-1945 era. There may also be water wells scattered on the property. Both of these items should be identified and discussed in the environmental audit.



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UTILITIES - WATER AND WASTEWATER CONSIDERATIONS

The City of Wildwood has installed a wastewater force main running from SR 44 westerly down CR 468 to the east side of the turnpike, where a lift station is installed. A 14" force main continues from the lift station, under the turnpike, and along CR 468 to CR 501. The force main continues south along CR 501 down to CR 470 to serve the federal prison. The City of Wildwood has a 10" water main running along the south side of CR 468 from SR 301 easterly to CR 501, then south along CR 501 to serve the federal prison.

The City of Wildwood provides the water and wastewater treatment plant capacity. It will be probably be necessary to enter into a utility agreement with them. Verification of capacity availability, reservation fees, and connection fees needs to occur.

UTILITIES - POWER AND PHONE

Sumter Electric Co-operative supplies power for this area. An electric sub-station is located on the north side of CR 468, opposite this property. Contact Jim Duncan at Sumter Electric at 293 US 301, Sumterville, FL, phone
(352) 793-3801.

Sprint/ United Telephone of Florida provides telecommunications to this area. Existing phone service is available on CR 468. As the specific telecommunication needs of the community are determined, additional verification of service availability will be needed. Contact Sprint Engineering at (352) 326-1363 for locations of existing or planned lines. For information on ISCN (high speed lines) or other high tech services contact 1-800-800-7141, choose option 3, then option 3 again.

Bottled natural gas is available from several local companies. The presence of a gas pipeline in this area needs to be verified.


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DEVELOPMENT PROGRAM

DESCRIPTION OF PROPOSED DEVELOPMENT PROGRAM

The proposed development program will include both residential and non-residential components. The developer intends to provide finished lots or parcels to the residential and commercial builders. A Community Development District (CDD) could be utilized as a means of financing the infrastructure improvements for the property.

The residential component could consist of 2.5 to 5 acre estate lots, a neighborhood residential community and a golf course community (both with lots and products of various sizes and prices) and a rental multi-family community. The final choice of housing product, price and lot size will be based on the results of a housing market study. The project should have an overall residential density of at least 4 units per gross acre. The total Square footage by land use will be determined once a master development plan is prepared. The projected build out for this community is estimated at between 8 and 12 years. At least one elementary school would be included within the residential component.

The non-residential component will consist of a Community Commercial node and a Regional Commercial node. Commercial floor area ratios (FAR) will be less than
0.50. The Community Commercial (CL-Light Commercial Zoning) node will be located at the intersection of SR 301 and CR 468 at the west end of the Springs Parcel. The uses could possibly include community commercial services such as grocery, drugstore, personal services, public services, banking, office and restaurants. The Regional Commercial (CR Zoning) node would be located at the new turnpike interchange with CR 468. Uses could include retail and wholesale sales and services consistent with regional needs; such as hotels, restaurant, commercial, retail centers and an office park. Health and family services such as a medical clinic, adult congregate living facility, stress center/well care center, assisted living facility, adult day care center and child day care center may also be considered at either location, subject to zoning requirements.

Located within two road miles to the west of the property and just south of the City of Coleman on US 301 is a 485 acre industrial parcel. This parcel will eventually be able to provide employment to the residents.



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DESCRIPTION OF THE APPROVAL PROCESS

The approval process for development of this property will include the following items: Development of Regional Impact approval, inclusion within the Urban Expansion Area and approval of a land use amendment and re-zoning to change the use from Agricultural to Planned Unit Development and Commercial. The county planner has indicated that an application it is more likely to obtain approval of a land use amendment and modification of the Urban Expansion Area when the property is adjacent to or fills in the gap between two existing UEA's. This property is located between two road corridors which define the present UEA. The county planner has also indicated that there is a high probability that the citizen's group would also file an appeal on the land use amendment for this property. Prior to submission of this project's development application, our legal counsel would need to review the series of appeals and determine the basis for which these appeals were made and ensure that the same grounds for appeal are not recreated in our application.


The approval process generally has the following schedule:

         Preparation of DRI, LUA and PUD/rezoning application      6 months
         Process DRI and LUA approval                             12 months
         Appeal Period (statutory 45 day period)                 1.5 months
         Site Engineering Approvals                                6 months
               and issuance of development permit(*)

(*)Schedule can be compressed by starting site engineering earlier.

COST OF DEVELOPMENT

Upon completion of the master development plan, schematic engineering plans and a preliminary cost estimate will be prepared. Development costs typically occur in the following categories:

         Consultant costs
         Miscellaneous soft costs
         Off-site utility and roadway improvements
         On-site Infrastructure Improvements
         Parcel or lot development cost
         Wetland Mitigation
         Utility Reservation or connection fees
         Financing costs
         Administration costs



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